Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

ROYALE REPORTS $300,000 CASH FLOW IN FIRST QUARTER

San Diego, May XX, 2012 – Royale Energy, Inc. (NASDAQ:ROYL) today announced results for first quarter 2012. Cash flow from operations was $303,523 compared to $460,532 for the same period in 2011 representing a 34.1% decrease, while the average natural gas price has fallen from $4.04 in 2011 to $2.63 in 2012 or 34.7%.    Additionally, the company recognized $359,000 in expenses related to a seismic shoot in California’s Sacramento basin.

“We are committed to natural gas’ long-term potential,” said Stephen Hosmer. “I do not believe present market conditions correctly reflect the future value attributed to developing our natural gas reserves.  Yes, we have added oil to our mix by acquiring of the Alaska (Shublik shale) prospect, but we will not sacrifice the future by deferring the development of this important seismic data.”

The Company is encouraged by recent developments in regard to its Alaska acreage. With comments by Great Bear’s President, Ed Duncan, stating that all the prospective Shublik acreage has now been leased by Great Bear and Royale Energy. This, together with the soon to be spud Halliburton/Great Bear test well, is expected to further confirm the prospectively of Royale’s acreage within what the USGS has identified as a 2 Billion barrel shale play.

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About the Company
Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR 619-881-2800
chanda@royl.com
http://www.royl.com